As filed with the Securities and Exchange Commission on February 4, 2003
                                                      Registration No. 333-_____

 -------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                              --------------------
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                               CURATIVE HEALTH SERVICES, INC.
                   (Exact name of registrant as specified in its charter)
                              --------------------

          Minnesota                                       41-1503914
(State or other jurisdiction of                           (I.R.S.Employer
incorporation or organization)                            Identification Number)

                                150 Motor Parkway
                            Hauppauge, New York 11788
                                 (631) 232-7000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                                 Joseph Feshbach
                             Chief Executive Officer
                         Curative Health Services, Inc.
                                150 Motor Parkway
                            Hauppauge, New York 11788
                                 (631) 232-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -------------------
                                    Copy to:

                             Timothy S. Hearn, Esq.
                              Dorsey & Whitney LLP
                        50 South Sixth Street, Suite 1500
                          Minneapolis, Minnesota 55402
                                 (612) 340-2600
                            Facsimile: (612) 340-2868
                               -------------------
   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

---------------------------------------------------------------------------
                     CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------
---------------------------------------------------------------------------
  Title of                          Proposed     Proposed
 each Class                          Maximum      Maximum
of Securities         Amount        Offering     Aggregate       Amount of
   to be              to be         Price per    Offering      Registration
 registered         registered(1)    share(2)    Price(2)          Fee
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Common Stock,
0.01 par value        184,080         $17.73   $3,263,739         $301
---------------------------------------------------------------------------
(1) This amount represents shares to be offered by the selling shareholders from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale. In addition to the shares set forth in this table, the number of shares to be registered includes an indeterminable number of shares as may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended.
(2) Estimated solely for the purposes of calculating the registration fee based upon the average of the high and low sales prices of the Registrant's Common Stock on January 28, 2003, as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                  Subject to completion, dated February 4, 2003




                                 184,080 Shares


                         CURATIVE HEALTH SERVICES, INC.






                                  Common Stock

--------------------------------------------------------------------------------


184,080 shares of the common stock, $.01 par value, of Curative Health Services, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sales.

Our common stock is traded on the Nasdaq National Market under the symbol "CURE." On February 3, 2003, the last sale price of our common stock as reported on the Nasdaq National Market was $18.63 per share.

                             ----------------------


This investment involves risk. See "Risk Factors" beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                             ---------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.






                 The date of this prospectus is.........., 2003.

                                TABLE OF CONTENTS

                                                                           Page

Summary......................................................................1
Risk Factors.................................................................2
Selling Shareholders........................................................12
Plan of Distribution........................................................13
Legal Matters...............................................................13
Experts.....................................................................14
Where You Can Find More Information.........................................14
About This Prospectus.......................................................15

                                     SUMMARY

Business of Curative Health Services, Inc.

Curative Health Services, Inc., through its two unique business units, seeks to deliver high-quality results and exceptional patient satisfaction for patients experiencing serious or chronic medical conditions. Our Specialty Pharmacy Services business unit provides services to help patients manage the healthcare process and offers related pharmacy products to patients for chronic and critical disease states. Through our Specialty Pharmacy Services business unit, we purchase various biopharmaceutical products, which include both pharmaceuticals (i.e., drugs) as well as biological products (e.g., hemophilia factor), from suppliers and then contract with insurance companies and other payors to provide direct to patient distribution of and education about, and other support services relating to, these biopharmaceutical products. In addition, we offer infusion therapy services for patients with immune system disorders. Further, as part of our Specialty Pharmacy Services operations, we provide biopharmaceutical product distribution and support services under contract with retail pharmacies. The biopharmaceutical products distributed and the infusion therapies offered by us are used by patients with chronic or severe conditions such as hemophilia, respiratory syncytial virus, immune system disorders, rheumatoid arthritis, hepatitis C and multiple sclerosis. We have contracts with approximately 200 payors and retail pharmacies. Our Specialty Pharmacy Services business unit provides services directly to patients and caregivers via mail order, overnight courier, retail pharmacy and through our community-based representatives.

Our Specialty Healthcare Services business unit is a leading disease management company in chronic wound care management. Currently, our Specialty Healthcare Services business unit manages, on behalf of hospital clients, a nationwide network of Wound Care Center(R) programs that offer a comprehensive range of services for treatment of chronic wounds. Our Wound Management Program(TM) consists of diagnostic and therapeutic treatment procedures which are designed to meet each patient's specific wound care needs on a cost-effective basis. Our treatment procedures are designed to achieve positive results for wound healing based on our significant experience in the field. We maintain a proprietary database of patient results that we have collected since 1988 containing over 375,000 patient cases. Our treatment procedures, which are based on our extensive patient data, have allowed us to achieve an overall rate of healing of approximately 80% for patients completing therapy. Our Wound Care Center network consists of more than 90 outpatient clinics located on or near campuses of acute care hospitals in 30 states.

General

We were incorporated in the State of Minnesota in 1984 under the name Curatech, Inc. We changed our name to Curative Technologies, Inc. in March, 1990 and to Curative Health Services, Inc. in June, 1996. Our principal executive offices are located at 150 Motor Parkway, Hauppauge, New York 11788, telephone number
(631) 232-7000. Wound Care Center(R), Wound Management Program(TM) and our name, Curative Health Services(TM), with our logo are our trademarks. This prospectus also includes trade names and marks of other companies.

                                  RISK FACTORS

You should carefully consider each of the following risks and all of the other information included or incorporated by reference in this prospectus before deciding to invest in shares of our common stock. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.


RISK RELATED TO OUR BUSINESS

If we fail to comply with the terms of our settlement agreement with the government, we could be subject to additional litigation or other governmental actions which would be harmful to our business.

On December 28, 2001, we entered into a settlement with the Department of Justice, the United States Attorney for the Southern District of New York, the United States Attorney for the Middle District of Florida and the U.S. Department of Health and Human Services, Office of the Inspector General, in connection with all federal investigations and legal proceedings related to the whistleblower lawsuits previously pending against us in the United States District Court for the Southern District of New York and the United States District Court for the District of Columbia. The focus of the government investigation and resolution was the allegation that we improperly caused our hospital customers to seek reimbursement for a portion of our management fees that included costs related to advertising and marketing activities by our personnel. Under the terms of the settlement, we were released from claims associated with services we provided to hospitals, and we agreed to pay the United States a $9 million initial payment, with an additional $7.5 million to be paid over the next four years. Pursuant to the settlement, we will be required to fulfill certain additional obligations, including abiding by a five-year Corporate Integrity Agreement (which incorporates much of our existing compliance program), avoiding violations of law and providing certain information to the Department of Justice from time to time. If we fail or if we are accused of failing to comply with the terms of the settlement, we may be subject to additional litigation or other governmental actions. In addition, as part of the settlement, we consented to the entry of a judgment for $28 million against us if we fail to comply with the terms of the settlement.

We are involved in litigation which may harm the value of our business.

In the ordinary course of our business, we are the subject of or party to various lawsuits, including those arising out of services or products provided by or to our operations, personal injury and employment disputes, the outcome of which, in the opinion of management, will not have a material adverse effect on our financial position or results of operations.

If we are unable to manage our growth effectively, our business will be harmed.

Our growth strategy will likely place a strain on our resources, and if we cannot effectively manage our growth, our business will be harmed. In connection with our growth strategy, we will likely experience a large increase in the number of our employees, the size of our programs and the scope of our operations. Our ability to manage this growth and to be successful in the future will depend partly on our ability to retain skilled employees, enhance our management team and improve our management information and financial control systems.

As part of our growth strategy, we continue to evaluate acquisition opportunities. Acquisitions involve many risks, including:

o the specialty pharmacy industry is undergoing consolidation; therefore, we may experience difficulty in identifying suitable candidates and negotiating and consummating acquisitions on attractive terms;

o in the industry in which our Specialty Pharmacy Services division operates, customers have a strong affiliation with their community-based representatives; it is sometimes difficult to retain and assimilate the community-based representatives of companies we acquire;

o because of the relationships between community-based representatives and customers, the loss of a single community-based representative may entail the loss of a significant number of customers, and we are, therefore, subject to a significant potential for loss of customers, especially during the periods in which we attempt to integrate newly-acquired businesses;

o a growth strategy that involves significant acquisitions results in a diversion of our management's attention from existing operations.

We could also be exposed to unknown or contingent liabilities resulting from the pre-acquisition operations of the entities we acquire, such as liability for failure to comply with health care or reimbursement laws.

We may need additional capital to finance our growth and capital requirements, which could prevent us from fully pursuing our growth strategy.

In order to implement our present growth strategy, we will need substantial capital resources and will incur, from time to time, short- and long-term indebtedness, the terms of which will depend on market and other conditions. Due to uncertainties inherent in the capital markets (e.g., availability of capital, fluctuation of interest rates, etc.), we cannot be certain that existing or additional financing will be available to us on acceptable terms, if at all. As a result, we could be unable to fully pursue our growth strategy. Further, additional financing may involve the issuance of equity securities that would reduce the percentage ownership of our then current shareholders.

We could be adversely affected by an impairment of the significant amount of goodwill on our financial statements.

Our Specialty Pharmacy acquisitions resulted in the recording of a significant amount of goodwill on our financial statements. The goodwill was recorded because the fair value of the net assets acquired was less than the purchase price. We may not realize the full value of this goodwill. As such, we evaluate on at least an annual basis whether events and circumstances indicate that all or some of the carrying value of goodwill is no longer recoverable, in which case we would write off the unrecoverable goodwill as a charge to our earnings.

Since our growth strategy will likely involve the acquisition of other companies, we may record additional goodwill in the future. The possible write-off of this goodwill could negatively impact our future earnings. We will also be required to allocate a portion of the purchase price of any acquisition to the value of any intangible assets that meet the criteria specified in the Statement of Financial Accounting Standards No. 141, "Business Combinations," such as marketing, customer or contract-based intangibles. The amount allocated to these intangible assets could be amortized over a fairly short period. As a result, our earnings and the market price of our common stock could be negatively affected.

We are highly dependent on our relationships with a limited number of biopharmaceutical and other suppliers, and the loss of any of these relationships could significantly affect our ability to sustain or grow our revenues.

The biopharmaceutical industry is susceptible to product shortages. Some of the products that we distribute, such as intravenous immunoglobulin and factor VIII blood clotting products, have experienced shortages in the recent past. Suppliers were unable to increase production to meet rising global demand. This shortage has recently ended, and while supply has significantly increased, demand continues to grow. In 2001, approximately 32 percent, or $11 million, of our Specialty Pharmacy Services revenues were derived from our sale of factor
VIII. We purchased our supplies of blood clotting products from five suppliers, including Baxter Healthcare Corp., Novo Nordisk Pharmaceuticals, Inc., Wyeth, Alpha Therapeutics Corp., and Aventis Behring. The Company believes that these five suppliers represent substantially all of the production capacity for recombinant factor VIII. In the event that one of these suppliers is unable to continue to supply us with products, it is uncertain whether the remaining suppliers would be able to make up any shortfall resulting from such inability. Our ability to take on additional customers or to acquire other specialty pharmacy businesses with significant hemophilia customer bases could be affected negatively in the event we are unable to secure adequate supplies of our products from these suppliers. In addition, MedImmune, Inc. is the sole supplier of Synagis(R), a product used to treat respiratory syncitial virus in infants. In the event MedImmune is unable to provide us with an adequate supply of Synagis(R) product for any reason, our ability to add and service patients would be impaired. If these products, or any of the other drugs or products that we distribute, are in short supply for long periods of time, our business could be harmed.

If additional providers obtain access to favorably priced products we handle, our business could be harmed.

Because we do not receive federal grants under the Public Health Service Act, we are not eligible to participate directly in a federal pricing program administered by the Federal Health Resources and Services Administration's Public Health Service, which allows certain entities with such grants, such as certain hospitals and hemophilia treatment centers, to obtain discounts on drugs, including certain biopharmaceutical products (e.g., hemophilia clotting factor) which products represented 23 percent of our total Company revenues in 2001. To the best of our knowledge, these entities benefit by being able to acquire, pursuant to this federal program, products competitive with ours at prices lower than our cost for the same products. Our customers, where eligible, may elect to obtain hemophilia clotting factor, or other products, from such lower-cost entities and this would result in a loss of revenue.

Recent investigations into reporting of average wholesale prices could reduce our pricing and margins.

Many government payors, including Medicare and Medicaid, as well as some private payors, pay us directly or indirectly based upon the drug's average wholesale price. If a drug's average wholesale price declines, and if we are unable to recoup the full amount of such decline from our customers, we will lose revenues. Biopharmaceutical products, including hemophilia factor, are included as part of this drug reimbursement methodology. In 2001, 43 percent of our revenues resulted from reimbursements based on the average wholesale price of our products. Average wholesale price for most drugs is compiled and published by private companies such as First DataBank, Inc. Various federal and state government agencies have been investigating whether the reported average wholesale price of many drugs, including some that we sell, is an appropriate or accurate measure of the market price of the drugs. As reported in the Wall Street Journal, there are also several whistleblower lawsuits pending against various drug manufacturers in connection with the appropriateness of the manufacturer's average wholesale price for a particular drug. These government investigations and lawsuits involve allegations that manufacturers reported artificially inflated average wholesale prices of various drugs to First DataBank, which in turn reported these prices to its subscribers including many state Medicaid agencies who then included these average wholesale prices in the state's reimbursement policies. In 2001, Bayer Corporation, an occasional supplier of hemophilia factor to us, agreed to pay $14 million in a settlement with the federal government and 45 states in order to close an investigation regarding these charges. Bayer also entered into a five-year corporate integrity agreement with the government, in which Bayer agreed to provide information on the average sale price of its drugs to the government. In February 2000, First DataBank published a Market Price Survey of 437 drugs, which was significantly lower than the historic average wholesale price for a number of the clotting factor and intravenous immunoglobulin products that we sell. Consequently, a number of state Medicaid agencies have revised their payment methodology as a result of the Market Price Survey. Although the Centers for Medicare and Medicaid Services ("CMS") had also announced that Medicare fiscal agents should calculate the amount that they pay for Medicare claims for certain drugs by using the lower prices on the First DataBank Market Price Survey, the proposal to include clotting factor in the lower Medicare pricing was withdrawn. CMS announced that it will seek legislation that would establish payments to cover the administrative costs of suppliers of clotting factor as a supplement to a lower average wholesale price pricing for hemophilia factor.

On September 21, 2001, the United States House Subcommittees on Health and Oversight & Investigations held hearings to examine how Medicare reimburses providers for the cost of drugs. In conjunction with that hearing, the United States General Accounting Office issued its Draft Report recommending that Medicare establish payment levels for part-B prescription drugs and their delivery and administration that are more closely related to their costs, and that payments for drugs be set at levels that reflect actual market transaction prices and the likely acquisition costs to providers. Other Congressional Committees have subsequently held hearings. These hearings reflect Congress' interest in possibly changing the manner in which the government reimburses providers for drugs. While no Congressional action occurred in the 107th Congress (2001-2002), Congressional interest on this issue is likely to continue in the future.

The government investigations and the changes occurring in the reporting of average wholesale price and its effects on Medicare and Medicaid prices could have a negative effect on our business. For example, if the reduced average wholesale prices published by First DataBank for the drugs that we sell are ultimately adopted as the standard by which we are paid by government payors or private payors, this could have an adverse effect on our business, including reducing the pricing and margins on certain of our products.

Our business would be harmed if demand for our products and services is reduced.

Reduced demand for our products and services, in either our Specialty Pharmacy Services or Specialty Healthcare Services businesses, could be caused by a number of circumstances, including:

o     customer shifts to treatment regimens other than those we offer;

o new treatments or methods of delivery of existing drugs that do not require our specialty products and services;

o     the recall of a drug;

o     adverse reactions caused by a drug;

o     the expiration or challenge of a drug patent;

o competing treatment from a new drug, a new use of an existing drug or genetic therapy;

o drug companies cease to develop, supply and generate demand for drugs that are compatible with the services we provide;

o drug companies stop outsourcing the services we provide or fail to support existing drugs or develop new drugs;

o governmental or private initiatives that would alter how drug manufacturers, health care providers or pharmacies promote or sell products and services;

o the loss of a managed care or other payor relationship covering a number of high revenue customers;

o     the cure of a disease we service.

Our business involves risks of professional, product and hazardous substance liability, and any inability to obtain adequate insurance may adversely affect our business.

The provision of health services entails an inherent risk of professional malpractice, regulatory violations and other similar claims. Claims, suits or complaints relating to health services and products provided by physicians, pharmacists or nurses in connection with our Specialty Healthcare Services and Specialty Pharmacy Services programs may be asserted against us in the future.

Our operations involve the handling of bio-hazardous materials. Our employees, like those of all companies that provide services dealing with human blood specimens, may be exposed to risks of infection from AIDS, hepatitis and other blood-borne diseases if appropriate laboratory practices are not followed. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental infection or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and such liability could harm our business.

Our operations expose us to product and professional liability risks that are inherent in managing the delivery of wound care services and the provision and marketing of biopharmaceutical products. We currently maintain professional and product liability insurance coverage of $25 million in the aggregate. Because we cannot predict the nature of future claims that may be made, we can not assure you that the coverage limits of our insurance would be adequate to protect us against any potential claims, including claims based upon the transmission of infectious disease, contaminated product or otherwise. In addition, we may not be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

We rely on key community-based representatives whose absence or loss could harm our business.

The success of our Specialty Pharmacy Services division depends upon our ability to retain key employees known as community-based representatives, and the loss of their services could adversely affect our business and prospects. Our community-based representatives are our chief contact and maintain the primary relationship with our customers and the loss of a single community-based representative could result in the loss of a significant number of customers. We do not have key man insurance on any of our community-based representatives. In addition, our success will depend, among other things, upon the successful recruitment and retention of qualified personnel, and we may not be able to retain all of our key management personnel or be successful in recruiting additional replacements should that become necessary.

Our inability to maintain a number of important contractual relationships could adversely affect our operations.

Substantially all of the revenues of our Specialty Healthcare Services operations are derived from management contracts with acute care hospitals. At present, we have approximately 90 management contracts. The contracts generally have initial terms of three to five years, and many have automatic renewal terms unless specifically terminated. During the year ending December 31, 2003, the contract terms of 26 of our management contracts will expire, including 19 contracts which provide for automatic one-year renewals. The contracts often provide for early termination either by the client hospital if specified performance criteria are not satisfied, or by us under various other circumstances. Historically, some contracts have expired without renewal, and others have been terminated by us or the client hospital for various reasons prior to their scheduled expiration. During 2002, five contracts expired without renewal, and an additional 20 contracts were terminated prior to their scheduled expiration. Generally, these contracts were terminated by hospitals because of the Specialty Healthcare Services legal action, hospital financial difficulties and Medicare reimbursement changes which reduced hospital revenues. Our continued success is subject to our ability to renew or extend existing management contracts and obtain new management contracts. Any hospital may decide not to continue to do business with us following expiration of its management contract, or earlier if such management contract is terminable prior to expiration. In addition, any changes in the Medicare program or third-party reimbursement levels which generally have the effect of limiting or reducing reimbursement levels for health services provided by programs managed by us could result in the early termination of existing management contracts and could adversely affect our ability to renew or extend existing management contracts and to obtain new management contracts. The termination or non-renewal of a material number of management contracts could harm our business.

In addition, a portion of the revenues of our Specialty Pharmacy Services operations is derived from contractual relationships with retail pharmacies. Our success is subject to the continuation of these relationships, and termination of one or more of these relationships could harm our business.

Our business will suffer if we lose relationships with payors.

We are highly dependent on reimbursement from non-governmental payors. Many payors seek to limit the number of providers that supply drugs to their enrollees. From time to time, payors with whom we have relationships require that we and our competitors bid to keep their business, and, therefore, due to the uncertainties involved in any bidding process, we may either not be retained or our margins may be adversely affected. The loss of a significant number of payor relationships, or an adverse change in the financial condition of a significant number of payors could result in the loss of a significant number of patients and harm our business.

Changes in reimbursement rates may cause reductions in the revenues of our operations.

As a result of the Balanced Budget Act of 1997, CMS (formerly Health Care Financing Administration) implemented the Outpatient Prospective Payment System for all hospital outpatient department services furnished to Medicare patients beginning August 2000. Under the system, a predetermined rate is paid to hospitals for clinical services rendered, regardless of the hospital's cost. The new payment system does not provide comparable reimbursement for previously reimbursed services, and the payment rates for many services are insufficient for many of our hospital customers, resulting in revenue and income shortfalls for the Wound Care Center programs managed by us on behalf of the hospitals. As a result, during 2001 and 2000, we renegotiated and modified many of our management contracts, which has resulted in reduced revenue and income to us from those modified contracts and, in numerous cases, contract termination. These renegotiations resulted in reduced revenues of approximately $8.5 million. In addition, we lost approximately $28 million in revenues as the result of contract terminations. At any time during any given year, 10 percent to 20 percent of hospital contracts are being renegotiated. We expect that contract renegotiation and modification with many of our hospital customers will continue, and this could result in further reduced revenues and income to us from those contracts and even contract terminations. These results could harm our business.

The Wound Care Center programs managed by Specialty Healthcare Services on behalf of acute care hospitals are generally treated as "provider based entities" for Medicare reimbursement purposes. This designation is required for the hospital based program to be covered under the Medicare outpatient reimbursement system. With the Outpatient Prospective Payment System, Medicare published criteria for determining when programs may be designated "provider based entities." Programs that existed prior to October 1, 2000 are grandfathered by CMS to be "provider based entities" until the start of their next cost reporting period beginning on or after July 1, 2003. At that time, the hospital will submit an attestation to the appropriate Regional Office, attesting that the program meets all the requirements for provider based designation. Programs that started on or after October 1, 2000 are required to file an application for provider based designation status. We timely advised each of our hospital clients of the mandatory application procedures. Of the eight "under arrangement" models in our Specialty Healthcare Services business unit, where we, not the hospital, employ the clinical and administrative staff that work in the center, four are potentially at risk for not meeting the criteria for a "provider based entity." As a result, Specialty Healthcare Services has been in discussions with its "under arrangement" hospital customers to convert the programs to management models where the hospital employs the clinical and administrative staff. Although we believe that the programs we manage substantially meet the current criteria to be designated "provider based entities," a widespread denial of such designation would harm our business.

In recent years, competition for patients, efforts by traditional third-party payors to contain or reduce healthcare costs, and the increasing influence of managed care payors, such as health maintenance organizations, have resulted in reduced rates of reimbursement. If these trends continue, they could harm our business. The profitability of our specialty pharmacy operations depends on reimbursement from third-party payors because our customers seek reimbursement from third-party payors for the cost of drugs and related medical supplies that we distribute. Changes in reimbursement policies of private and governmental third-party payors, including policies relating to the Medicare, Medicaid and other federally funded programs, could reduce the amounts reimbursed to these customers for our products and, in turn, the amount these customers would be willing to pay for our products and services. In addition, where we have direct relationships with payors, changes in their reimbursement policies may reduce amounts payable directly to us by such payors. Changes in those reimbursement policies could affect our customers, which in turn could harm our business.

Our business could be harmed by changes in Medicare or Medicaid.

Changes in the Medicare, Medicaid or similar government programs or the amounts paid by those programs for our services may adversely affect our earnings. Such programs are highly regulated and subject to frequent and substantial changes and cost containment measures. In recent years, changes in these programs have limited and reduced reimbursement to providers. According to a Kaiser Family Foundation report released on September 19, 2002, 45 states reported they took actions to decrease Medicaid spending on 2002, and 41 reported they would take additional actions to decrease Medicaid spending in 2003. As a result of our Specialty Healthcare acquisitions, we expect the percentage of our revenues attributable to federal and state programs to increase. In September 2002, the Bush administration proposed deep reductions in Medicare payments for a wide range of drugs provided as outpatient services by hospitals. Among the drugs included in this proposal is hemophilia products. If this proposal is adopted, we cannot predict whether state Medicaid programs would adopt similar pricing.

We are subject to pricing pressures and other risks involved with commercial payors.

Commercial payors, such as managed care organizations and traditional indemnity insurers, increasingly are requesting fee structures and other arrangements providing for health care providers to assume all or a portion of the financial risk of providing care. The lowering of reimbursement rates, increasing medical review of bills for services and negotiating for reduced contract rates could harm our business. Pricing pressures by commercial payors may continue, and our business may be adversely affected by these trends.

Also, continued growth in managed care and capitated plans have pressured health care providers to find ways of becoming more cost competitive. Managed care organizations have grown substantially in terms of the percentage of the population they cover and in terms of the portion of the health care economy they control. Managed care organizations have continued to consolidate to enhance their ability to influence the delivery of health care services and to exert pressure to control health care costs. A rapid increase in the percentage of revenue derived from managed care payors or under capitated arrangements without a corresponding decrease in our operating costs could harm our business.

There is substantial competition in our industry, and we may not be able to compete successfully.

The principal competition with our Specialty Healthcare Services business consists of specialty clinics that have been established by some hospitals or physicians. Additionally, there are some private companies which provide wound care services through a hyperbaric oxygen therapy program format. In addition, recently developed technologies, or technologies that may be developed in the future, are or may be the basis for products which compete with our chronic wound care services. We may not be able to enter into co-marketing arrangements with respect to these products, and we may not be able to compete effectively against such companies in the future. Our Specialty Pharmacy Services business faces competition from other disease management entities, general health care facilities and service providers, pharmaceutical companies, biopharmaceutical companies as well as other competitors. Many of these companies have substantially greater capital resources and marketing staffs and greater experience in commercializing products and services than we have.

If we are unable to effectively adapt to changes in the healthcare industry, our business will be harmed.

Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Although Congress has failed to pass comprehensive health care reform legislation thus far, we anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the health care delivery system as well as changes to the Medicare Program's coverage and payments of the drugs and services we provide. It is possible that future legislation enacted by Congress or state legislatures will contain provisions that may harm our business, or may change the operating environment for our targeted customers (including hospitals and managed care organizations). Health care industry participants may react to such legislation or the uncertainty surrounding related proposals by curtailing or deferring expenditures and initiatives, including those relating to our programs and services. It is also possible that future legislation either could result in modifications to the nation's public and private health care insurance systems, or coverage for biopharmaceutical products, which could affect reimbursement policies in a manner adverse to us, or could encourage integration or reorganization of the health care delivery system in a manner that could materially and adversely affect our ability to compete or to continue our operations without substantial changes. Other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, and such legislation may have a negative effect on our business.

Our industry is subject to extensive government regulation, and noncompliance by us or our suppliers, our customers or our referral sources could harm our business.

The marketing, labeling, dispensing, storage, provision and purchase of drugs, health supplies and health services including the biopharmaceutical products we provide, are extensively regulated by federal and state governments, and if we fail or are accused of failing to comply with laws and regulations, our business could be harmed. Our business could also be harmed if the suppliers, customers or referral sources we work with are accused of violating laws or regulations. The applicable regulatory framework is complex, and the laws are very broad in scope. Many of these laws remain open to interpretation and have not been addressed by substantive court decisions. The federal government, or states in which we operate, could, in the future, enact more restrictive legislation or interpret existing laws and regulations in a manner that could limit the manner in which we can operate our business and have a negative impact on our business.

There are a number of state and federal laws and regulations that apply to our operations including, but not limited to:

o The federal "anti-kickback law" prohibits the offer or solicitation of remuneration in return for the referral of patients covered by almost all governmental programs, or the arrangement or recommendation of the purchase of any item, facility or service covered by those programs. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new violations for fraudulent activity applicable to both public and private health care benefit programs and prohibits inducements to Medicare or Medicaid eligible patients to influence their decision to seek specific items and services reimbursed by the government or to choose a particular provider. The potential sanctions for violations of these laws include significant fines, exclusion from participation in the Medicare and Medicaid programs and criminal sanctions. Although some "safe harbor" regulations attempt to clarify when an arrangement will not violate the anti-kickback law, our business arrangements and the services we provide may not fit within these safe harbors. Failure to satisfy a safe harbor requires further analysis of whether the parties violated the anti-kickback law. In addition to the anti-kickback law, many states have adopted similar kickback and/or fee-splitting laws, which can affect the financial relationships we may have with physicians, vendors, other retail pharmacies and patients. The finding of a violation of the federal laws or one of these state laws could harm our business.

o In 2000, the Department of Health and Human Services issued final regulations implementing the Administrative Simplification provision of HIPAA concerning the maintenance, transmission and security of electronic health information, particularly individually identifiable information. The regulations, when effective, will require the development and implementation of security and transaction standards for all electronic health information and impose significant use and disclosure obligations on entities that send or receive individually identifiable electronic health information. As a result of these regulations, we anticipate new expenditures in ensuring that patient data kept on our computer networks are in compliance with these regulations. While we believe that we will be in compliance by the applicable deadlines, the cost of reaching compliance may harm our business. Also, failure to comply with these regulations or wrongful disclosure of confidential patient information could result in the imposition of administrative or criminal sanctions, including exclusion from the Medicare and state Medicaid programs. In addition, if we choose to distribute drugs through new distribution channels such as the Internet, we will have to comply with government regulations that apply to those distribution channels, which could harm our business.

o The Ethics in Patient Referrals Act of 1989, as amended, commonly referred to as the "Stark Law," prohibits physician referrals to entities with which the physician or their immediate family members have a "financial relationship." A violation of the Stark Law is punishable by civil sanctions, including significant fines and exclusion from participation in Medicare and Medicaid.

o State laws prohibit the practice of medicine, pharmacy and nursing without a license. To the extent that we assist patients and providers with prescribed treatment programs, a state could consider our activities to constitute the practice of medicine. Our nurses must obtain state licenses to provide nursing services we provide to some of our patients. In addition, in some states, coordination of nursing services for patients could necessitate licensure as a home health agency and/or could necessitate the need to use licensed nurses to provide certain patient directed services. If we are found to have violated those laws, we could face civil and criminal penalties and be required to reduce, restructure or even cease our business in that state.

o Pharmacies (retail, mail-order and wholesale) as well as pharmacists often must obtain state licenses to operate and dispense drugs. Pharmacies must also obtain licenses in some states in order to operate and provide goods and services to residents of those states. In addition, our pharmacies may be required by the federal Drug Enforcement Agency, as well as by similar state agencies, to obtain registration to handle controlled substances, including certain prescription drugs, and to follow specified labeling and record-keeping requirements for such substances. If we are unable to maintain our licenses, or if states place burdensome restrictions or limitations on non-resident pharmacies, this could limit or affect our ability to operate in some states which could harm our business.

o Federal and state investigations and enforcement actions continue to focus on the health care industry, scrutinizing a wide range of items such as joint venture arrangements, referral and billing practices, product discount arrangements, home health care services, dissemination of confidential patient information, clinical drug research trials and gifts for patients or referral sources.

o We are subject to federal and state laws prohibiting entities and individuals from knowingly and willfully making claims to Medicare and Medicaid, and other third party payors, that contain false or fraudulent information. The federal False Claims Act encourages private individuals to file suits on behalf of the government against health care providers such as us. As such suits are generally filed under seal with a court to allow the government adequate time to investigate and determine whether it will intervene in the action, health care providers affected are often unaware of the suit until the government has made its determination and the seal is lifted. Violations or alleged violations of such laws, and any related suits could result in significant financial or criminal sanctions or exclusion from participation in the Medicare and Medicaid programs.

There is a delay between our performance of services and our reimbursement.

The health care industry is characterized by delays that typically range from three to nine months between when services are provided and when the reimbursement or payment for these services is received. This makes working capital management, including prompt and diligent billing and collection, an important factor in our results of operations and liquidity. Trends in the industry may further extend the collection period and impact our working capital.

We rely heavily on a limited number of shipping providers, and our business would be harmed if our rates are increased or our providers are unavailable.

A significant portion of our revenues result from the sale of drugs we deliver to our patients, and a significant amount of our products are shipped by mail order, overnight courier, retail pharmacy or in person through our community-based representatives. The costs incurred in shipping are not passed on to our customers and, therefore, changes in these costs directly impact our margins. We depend heavily on these outsourced shipping services for efficient, cost effective delivery of our product. The risks associated with this dependence include:

o     any significant increase in shipping rates;

o     strikes or other service interruptions by these carriers; and

o spoilage of high cost drugs during shipment, since our drugs often require special handling, such as refrigeration.

RISK RELATED TO OUR COMMON STOCK

Possible volatility of stock price in the public market.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. Over the past eight quarters, the market price of our common stock has ranged from a low of $5.20 per share in the second quarter of 2001 to a high of $22.75 in the first quarter of 2002. Many factors have influenced the common stock price in the past, including fluctuations in our earnings and changes in our financial position, management changes, low trading volume, and negative publicity and uncertainty resulting from the legal actions brought against us. In addition, the securities markets have, from time to time, experienced significant broad price and volume fluctuations that may be unrelated to the operating performance of particular companies. All of these factors could adversely affect the market price of our common stock.


Provisions of our articles of incorporation and Minnesota law may make it more difficult for you to receive a change-in-control premium.


Our Board's ability to designate and issue up to 10 million shares of preferred stock and issue up to 50 million shares of common stock could adversely affect the voting power of the holders of common stock, and could have the effect of making it more difficult for a person to acquire, or could discourage a person from seeking to acquire, control of our company. If this occurred, you could lose the opportunity to receive a premium on the sale of your shares in a change of control transaction.

In addition, the Minnesota Business Corporation Act contains provisions that would have the effect of restricting, delaying or preventing altogether certain business combinations with any person who becomes an interested stockholder. Interested stockholders include, among others, any person who, together with affiliates and associates, acquires 10 percent or more of a corporation's voting stock in a transaction which is not approved by a duly constituted committee of the Board of the corporation. These provisions could also limit your ability to receive a premium in a change of control transaction.

                              SELLING SHAREHOLDERS

      We have agreed to register the resale of 184,080 shares of our common stock on behalf of certain selling shareholders. The following table lists the selling shareholders and the number of shares each selling shareholder beneficially owns and may sell pursuant to this prospectus from time to time. See "Plan of Distribution." None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock or as a result of their employment with us as of the date of the closing of the acquisitions in which they acquired their shares. Except as otherwise indicated, the number of shares owned by each selling shareholder after the offering represents less than 1% of our outstanding shares as of November 1, 2002. Information about the beneficial ownership of our shares prior to this offering is as of February 4, 2003 and has been given to us by the selling shareholders. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the named selling shareholder.

                                   Number of     Maximum
                                    Shares      Number of      Number of
                                 Beneficially  Shares to be      Shares
                                  Owned Prior Sold Pursuant   Beneficially
                                    to the       to this    Owned After the
Name of Selling Shareholder        Offering   Prospectus(1)   Offering(2)
-------------------------------- -----------  ------------- ---------------
-------------------------------- -----------  ------------- ---------------

Fred and Lisa Copeland Family
  Trust dated August 4, 1999         208,572        30,686(4)    177,886(5)
Jim Williams                         271,972(3)     30,686(4)    241,286(6)
Jon and Ellen Tamiyasu
  Irrevocable Trust No. 1             40,707         6,130(4)     34,577
Kelly and Valorie Smith Family
  Trust dated December 15 1997       166,746        24,538(4)    142,208(7)
Kelly and Valorie Smith
  Irrevocable Trust No. 1             41,707         6,130(4)     35,577
Robert and Sandra Brooks Family
  Trust dated April 10, 1987         203,572        30,686(4)    172,886(8)
Tamiyasu Trust dated December
  16, 1997                           366,417        55,224(4)    311,193(9)
                                   ---------       -------     ---------
   Total                           1,299,693       184,080     1,115,613
-----------

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)   Assumes the sale of all of the shares offered by this prospectus.

(3) Includes 33,400 shares which Mr. Williams can acquire upon the exercise of stock options which are exercisable within 60 days of February 4, 2003.

(4) Represents shares to be issued upon conversion of convertible note issued in connection with our acquisition of Apex Therapeutic Care, Inc.

(5)   Represents 1.5% of our outstanding common stock as of November 1, 2002.

(6)   Represents 2.0% of our outstanding common stock as of November 1, 2002.

(7)   Represents 1.2% of our outstanding common stock as of November 1, 2002.

(8)   Represents 1.4% of our outstanding common stock as of November 1, 2002.

(9)   Represents 2.6% of our outstanding common stock as of November 1, 2002.

                              PLAN OF DISTRIBUTION

We are registering these shares on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will offer and sell the shares to which this prospectus relates for their own account. We will not receive any proceeds from the sale of the shares. We will bear all fees and expenses in connection with the registration of the shares.

The selling shareholders may offer and sell the shares from time to time, at prices relating to prevailing market prices or at negotiated prices, in one or more of the following methods: ordinary brokers' transactions, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part; transactions involving cross or block trades or otherwise on the Nasdaq National Market; purchases by brokers, dealers or underwriters as principals and resale by the purchasers for their own accounts pursuant to this prospectus; to or through market makers or into an existing market for the shares; in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or any combination of the foregoing, or by any other legally available means. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders regarding the sale of their shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. There is no assurance that the selling shareholders will sell any or all of the shares that they offer.

The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits realized by them on the resale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Securities Exchange Act of 1934, as amended.

The selling shareholders may also resell all or a portion of these shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing
(i) the name of the selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.


                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                     EXPERTS

The consolidated financial statements of Curative Health Services, Inc. appearing in Curative Health Services, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of eBioCare.com, Inc. for the year ended December 31, 2000, appearing in Curative Health Services, Inc.'s current report on Form 8-K, filed on April 13, 2001, as amended by a Form 8-K/A, filed on June 12, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Apex Therapeutic Care, Inc. appearing in Curative Health Services, Inc.'s current report on Form 8-K, filed on March 11, 2002, as amended by a Form 8-K/A, filed on May 3, 2002, have been audited by Martini, Iosue & Akpovi, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not include all of the information contained in the registration statement. For further information about us and our common stock, you should review the registration statement and its exhibits and schedules. You may read and copy any document we file with the Commission at its public reference room at 450 Fifth Street NW, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information about its public reference facilities and copy charges. Our filings are also available to the public from the Commission's web site at http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information are available for inspection and copying at the Commission's public reference room and the regional offices listed above and can be obtained over the Internet through the Commission's web site.

The Commission allows us to incorporate by reference information into this prospectus. This allows us to disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superceded by information contained directly in this prospectus.

The documents that we are incorporating by reference are:

o our current report on Form 8-K filed on April 13, 2001, as amended by our Form 8-K/A filed on June 12, 2001;

o our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed on April 1, 2002;

o our current reports on Form 8-K, filed on May 20, 2002, June 11, 2002, July 2, 2002, July 29, 2002, September 6, 2002, October 28, 2002,
       November 15, 2002 and November 25, 2002;

o our current report on Form 8-K, filed on March 11, 2002, as amended by our Form 8-K/A filed on May 3, 2002;

o our quarterly report on Form 10-Q for the quarter ended September 30, 2002 filed on November 14, 2002; and

o our Registration Statement on Form 8-A filed on June 26, 1991, which contains a description of our common stock.

We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the completion of this offering. The most recent information that we file with the SEC automatically updates and supercedes more dated information.

You can obtain a copy of any documents which are incorporated by reference in this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning the Director of Investor Relations, at Curative Health Services, Inc., 150 Motor Parkway, Hauppauge, New York 11788, (631) 232-7000.


                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The prospectus relates to 184,080 shares of our common stock, which the selling shareholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

These shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of any exemption from registration or effect a registration in connection with any offer and sale of these shares.

This prospectus describes certain risk factors that you should consider before purchasing these shares. See "Risk Factors" beginning on page 2. You should read this prospectus together with the additional information described under the heading, "Where You Can Find More Information."
                                 ---------------

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of expenses payable by the Registrant, other than underwriting discounts and commissions, in connection with the registration of the common stock offered hereby. All amounts are estimates except the SEC registration fee.


      SEC Registration Fee                                $   301
      Legal Fees and Expenses                               5,000
      Accounting Fees and Expenses                          5,000
      Miscellaneous                                         4,699
                                                           ======
      TOTAL                                               $15,000

Item 15.    Indemnification of Officers and Directors

Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan;
(2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The bylaws of the company provide that the company shall indemnify its officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

Item 16.    Exhibits

Exhibit
Number      Description of Exhibit

     5.1           Opinion of Dorsey & Whitney LLP*
    23.1          Consent of Ernst & Young LLP*
    23.2          Consent of Ernst & Young LLP*
    23.3          Consent of Martini, Iosue & Akpovi*
    23.4          Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
    24.1          Power of Attorney (included on signature page)
--------------
*     Filed herewith

Item 17.    Undertakings

(a) Rule 415 Offering. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Registration Statement Permitted by Rule 430A. The undersigned registrant hereby undertakes that:

     (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form or prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on February 4, 2003.

                                       CURATIVE HEALTH SERVICES, INC.

                                       By:/s/ Joseph Feshbach
                                          Joseph Feshbach
                                          Chief Executive Officer and Chairman


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Feshbach, Thomas Axmacher and Nancy Lanis, and each of them his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment or post-effective amendment to this Registration on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities listed on February 4, 2003:

        Signature                   Title

By:  /s/ Joseph Feshbach          Chief Executive Officer and Chairman
         Joseph Feshbach            (principal executive officer)

By:  /s/ Thomas Axmacher          Senior VP Finance and Chief Financial Officer
         Thomas Axmacher            (principal financial and accounting officer)

By:  /s/ Paul S. Auerbach         Director
         Paul S. Auerbach

By:  /s/ Daniel E. Berce          Director
         Daniel E. Berce

By:  /s/ Lawrence P. English      Director
         Lawrence P. English

By:  /s/ John C. Prior            Director
         John C. Prior

By:  /s/ Gerard Moufflet          Director
         Gerard Moufflet

By:  /s/ Timothy I. Maudlin       Director
         Timothy I. Maudlin

                                  EXHIBIT INDEX


Exhibit
Number      Description of Exhibit

  5.1       Opinion of Dorsey & Whitney LLP*
 23.1       Consent of Ernst & Young LLP*
 23.2       Consent of Ernst & Young LLP*
 23.3       Consent of Martini, Iosue & Akpovi*
 23.4       Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
 24.1       Power of Attorney (included on signature page)
--------------
*     Filed herewith

                                                                    Exhibit 5.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]


                                February 4, 2003

Curative Health Services, Inc.
150 Motor Parkway
Hauppauge, New York 11788

      Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as counsel to Curative Health Services, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3, together with any subsequent amendments thereto (the "Registration Statement"), relating to the sale by the selling shareholders identified in the Registration Statement of up to 184,080 shares (the "Shares") of the Company's common stock, $.01 par value per share. The Shares are to be sold from time to time as set forth in the Registration Statement.

      We have examined such documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized by all requisite corporate action and, upon conversion of the related convertible note, will be validly issued, fully paid and nonassessable.

      Our opinion expressed above is limited to the laws of the State of Minnesota.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the prospectus included therein.


                                          Very truly yours,

                                          /s/ Dorsey & Whitney LLP

                                                                   Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Curative Health Services, Inc. for the registration of 184,080 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2002, with respect to the consolidated financial statements and schedule of Curative Health Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP

Melville, New York
February 3, 2003

                                                                   Exhibit 23.2




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Curative Health Services, Inc. for the registration of 184,080 shares of its common stock and to the incorporation by reference therein of our report dated May 15, 2001, with respect to the financial statements of eBioCare.com, Inc. for the year ended December 31, 2000 included in Curative Health Services, Inc.'s current report on Form 8-K, filed April 13, 2001, as amended by Form 8-K/A filed June 12, 2001, with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP

Palo Alto, California
February 3, 2003

                                                                   Exhibit 23.3




                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 File No. 333-00000) and related Prospectus of Curative Health Services, Inc. for the registration of 184,080 shares of its common stock and to the incorporation by reference therein of our reports dated November 2, 2000 and November 30, 2001, with respect to the consolidated financial statements of Apex Therapeutic Care, Inc. as of and for the years ended September 30, 2000 and 1999, and September 30, 2001 and 2000, respectively, appearing in Curative's current report on Form 8-K, filed March 11, 2002, as amended by a Form 8-K/A, filed with the Securities and Exchange Commission on May 3, 2002.

                                           /s/ Martini, Iosue & Akpovi

Encino, California
February 4, 2003